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                                 EXHIBIT (L)(2)

                          Navellier & Associates, Inc.
                         One East Liberty, Third Floor
                               Reno, Nevada 89501

                                                               December 29, 2004


The Navellier Millennium Funds
One East Liberty, Third Floor
Reno, Nevada 89501


  Re: Investment Adviser Operating Expenses
      Reimbursement Agreement


Gentlemen:

     Since the inception of operations of the Navellier Millennium Funds (the "Fund") the Adviser has paid the operating expenses of the Fund without requiring reimbursement from the Fund. The purpose of this letter is to obtain an acknowledgment from the Fund that (i) the current Adviser Navellier & Associates has been under no obligation to pay such operating expenses.

     Notwithstanding the foregoing, the Adviser will continue to pay the Fund's operating expenses without requiring current reimbursement, from the Fund, of expenses advanced which total more than 1.5% each for the Top 20 Portfolio and for the International Growth Portfolio of the Fund's total operating expenses, for the year ended December 31, 2005 i.e., the Adviser will be entitled to reimbursement of expenses advanced to the extent that such reimbursement plus other Fund operating expenses of not exceed 1.5% per annum. If the Fund's total operating expenses exceed 1.5% per annum, the excess expenses advanced will not be reimbursed. The Adviser reserves the right to require reimbursement in the future for operating expenses of the Fund at any time upon notice to the Fund that some or all past and presently accrued operating expenses of the Fund shall be required to be reimbursed to the Adviser, or paid directly by the Fund.
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 If the foregoing accurately reflects the Fund's understanding regarding the matters discussed herein, please sign and return the enclosed copy of this letter.

              Very truly yours,

              NAVELLIER & ASSOCIATES, INC.


              By:
                 -----------------------------
                 Louis G. Navellier, President


ACKNOWLEDGED AND
AGREED as to                   THE NAVELLIER MILLENNIUM FUNDS
the 29th day of December, 2004

                               By:
                                  ---------------------------
                                  Barry Sander, Trustee

                               By:
                                  ---------------------------
                                  Joel Rossman, Trustee

                               By:
                                  ---------------------------
                                  Jacques Delacroix, Trustee

                               By:
                                  ---------------------------
                                  Louis G. Navellier, Trustee